                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                OroAmerica, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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

                                OROAMERICA, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 8, 2000

TO THE STOCKHOLDERS OF OROAMERICA, INC.:

     The Annual Meeting of Stockholders of OroAmerica, Inc., a Delaware corporation, will be held on Thursday, June 8, 2000, at 10:00 a.m., P.D.T., at the Regent Beverly Wilshire Hotel, 9500 Wilshire Boulevard, Beverly Hills, California, for the following purposes:

     (1) To elect a Board of Directors;

     (2) To consider and act upon a proposal to ratify the selection of auditors; and

     (3) To transact any other business that may properly come before the meeting.

     Only stockholders of record at the close of business on April 28, 2000 are entitled to notice of and to vote at the meeting and any adjournments of the meeting.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. The giving of your proxy will not affect your right to vote in person should you later decide to attend the meeting.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       OROAMERICA, INC.

                                       /s/ BETTY SOU
                                       BETTY SOU
                                       Secretary

Burbank, California
May 10, 2000

                                OROAMERICA, INC.
                            443 NORTH VARNEY STREET
                           BURBANK, CALIFORNIA 91502
                                 (818) 848-5555

                                PROXY STATEMENT
                                  MAY 10, 2000

                              GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of OroAmerica, Inc. ("OROAMERICA"), for the Annual Meeting of Stockholders to be held on June 8, 2000 and any postponements or adjournments of the Annual Meeting. This Proxy Statement and the accompanying Notice of Annual Meeting and form of proxy were first mailed to stockholders on or about May 10, 2000.

     The execution and return of the enclosed proxy will not in any way affect a stockholder's right to attend the Annual Meeting in person. Any stockholder giving a proxy may revoke it before it is voted by notifying the Secretary of OroAmerica in writing before or at the meeting, by providing a proxy bearing a later date or by attending the meeting and expressing a desire to vote in person. Your cooperation in promptly returning the enclosed proxy will reduce OroAmerica's expenses and enable its management and employees to continue their normal duties for your benefit with minimum interruption for follow-up proxy solicitation.

     Only stockholders of record at the close of business on April 28, 2000 are entitled to receive notice of and to vote at the meeting. On that date, OroAmerica had outstanding 5,857,298 shares of common stock, each of which is entitled to one vote at the meeting, except as noted below with respect to the election of directors. The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date is necessary to constitute a quorum for the transaction of business.

     A plurality of the votes cast is required for the election of directors. The affirmative vote of a majority of the votes cast is required to approve each of the other matters to be acted upon at the Annual Meeting. Mr. Benhamou, who owns 3,473,560 shares of common stock, representing 59.3% of the votes entitled to be cast at the Annual Meeting, has advised the Board of Directors that he intends to vote all of his shares for the election of each of the Board's nominees and in favor of each of the other proposals identified in the accompanying Notice of Annual Meeting.

     Abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received voting instructions from the beneficial owner with respect to the particular item) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted in tabulations of the votes cast on proposals presented to the stockholders and have the same legal effect as a vote against a particular proposal. Broker non-votes are not taken into account for purposes of determining whether a proposal has been approved by the requisite stockholder vote.

     All proxies will be voted as directed by the stockholder on the proxy card. IF NO CHOICE IS SPECIFIED, PROXIES WILL BE VOTED "FOR" THE DIRECTORS NOMINATED BY THE BOARD OF DIRECTORS AND "FOR" THE RATIFICATION OF THE SELECTION OF AUDITORS.

     If any other matters are properly presented at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place for the purpose of soliciting additional proxies, the persons named in the enclosed form of proxy and acting thereunder will have discretion to vote on those matters in accordance with their best judgment, subject to direction by the Board of Directors, to the same extent as the person signing the proxy. It currently is not anticipated that any other matters will be raised at the Annual Meeting.

     The cost of preparing, printing and mailing the Proxy Statement, the Notice and the enclosed form of proxy, as well as the cost of soliciting proxies relating to the Annual Meeting, will be borne by OroAmerica. The original solicitation of proxies by mail may be supplemented by telephone, telegram and personal solicitation by officers and other regular employees of OroAmerica, but no additional compensation will be paid to those individuals on account of those activities. OroAmerica will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to their principals.

                             ELECTION OF DIRECTORS

NOMINEES AND VOTING

     OroAmerica is incorporated under the laws of the State of Delaware. Under Delaware law and OroAmerica's Certificate of Incorporation and Bylaws, OroAmerica's Board of Directors is divided into three classes, with one class of directors elected at each annual meeting of stockholders for a three-year term and until their respective successors are elected and qualified. However, since OroAmerica's common stock is held by less than 800 stockholders, a majority of the common stock is held by persons with California addresses and OroAmerica has substantial business contacts with the State of California, OroAmerica is subject to Section 2115 of the California Corporations Code. As a result, certain legal matters, including provisions relating to the election of directors, are governed by California law and not by Delaware law or OroAmerica's Certificate of Incorporation and Bylaws. Under applicable California law, all directors of OroAmerica are required to be elected each year.

     Cumulative voting also could apply under applicable California law. This means that, in the election of directors, each stockholder is entitled to a number of votes equal to the number of his or her shares of stock multiplied by the number of directors to be elected. A stockholder may cast all of these votes for a single nominee or distribute them among the nominees as he or she sees fit. However, no stockholder is entitled to cumulate votes for a nominee unless the nominee's name has been placed in nomination prior to the vote and a stockholder has given notice at the meeting, prior to the voting, of the stockholder's intention to cumulate his or her votes. If any one stockholder gives this notice, all stockholders may cumulate their votes for nominees. The persons named in the enclosed form of Proxy may, in their discretion, cumulate votes pursuant to the proxies for any one or more nominees.

     The Board of Directors has nominated for election as directors the five persons named below, all of whom are incumbent directors, except John Arzoian, who has been nominated to fill the vacancy in the Board caused by the resignation of Ronald Katz in March 2000. Mr. Katz, who was a director of OroAmerica since 1993, resigned from the Board to devote more attention to other matters. All of the nominees have indicated that they are able and willing to serve as directors.

     If OroAmerica continues to be subject to Section 2115 of the California Corporations Code at the time of the next annual meeting of stockholders, the directors elected at the Annual Meeting will hold office until the next annual meeting and until their respective successors are elected and qualified. However, if at the time of the next annual meeting OroAmerica no longer is subject to Section 2115, Mr. Benhamou and Mr. Rousso will be deemed to have been elected as Class I directors to serve for a term of three years and until their successors are elected and qualified, and Mr. Shao and Mr. Arzoian will be deemed to have been elected as Class III directors to serve for a term of two years and until their successors are elected and qualified. The term of Mr. Massing will expire at the next annual meeting and upon the election and qualification of his successor whether or not OroAmerica continues to be subject to Section 2115.

     The Board of Directors recommends that the stockholders vote "FOR" the election of its nominees. Unless otherwise instructed, the Board's proxies intend to vote the shares of common stock represented by the proxies in favor of the election of these nominees. If for any reason any of these nominees will be unable to serve, the Board's proxies will vote instead for such other person or persons as the Board of Directors may recommend.

     The following table sets forth certain information as of April 28, 2000 with respect to the Board's nominees:

                                                              DIRECTOR
                        NAME                           AGE     SINCE
                        ----                           ---    --------
Class I
Guy Benhamou.........................................  48       1977
David Rousso.........................................  59       1995
Class II
Bertram K. Massing...................................  66       1987
Class III
Shiu Shao............................................  48       1993
John Arzoian.........................................  50         --

BUSINESS EXPERIENCE OF DIRECTORS DURING THE PAST FIVE YEARS

     Guy Benhamou is a co-founder of OroAmerica and has been its President, Chief Executive Officer and a member of its Board of Directors since its inception in January 1977. Mr. Benhamou was appointed Chairman of the Board in May 1993.

     David Rousso was appointed to the Board of Directors in November 1995. Mr. Rousso has been a professional investor since January 1991 and is the President and sole stockholder of DPR Investments, a financial consulting firm. Mr. Rousso also is Chairman of the Board of CreditCheck, Inc., a privately held financial software company.

     Bertram K. Massing has been a partner in the law firm of Ervin, Cohen & Jessup LLP, which represents OroAmerica in a variety of legal matters, for more than the past five years.

     Shiu Shao has been employed by OroAmerica since April 1981. Mr. Shao served as Controller of OroAmerica from 1981 to 1984 and Vice President -- Finance from 1984 until September 1991, when he was appointed Chief Financial Officer. Mr. Shao also has served as a director of OroAmerica since May 1993 and was appointed a Vice President of OroAmerica in May 1994 and the Chief Operating Officer of OroAmerica in October 1998.

     John Arzoian founded Pace Enterprises, Inc., a privately held jewelry manufacturing company specializing in gemstone jewelry, with his wife in 1977, and was its General Partner from 1977 until it became a corporation in 1991. Mr. Arzoian has been the Chief Executive Officer of Pace Enterprises since 1991.

     No family relationships exist between any of the directors or officers of OroAmerica.

MEETINGS OF THE BOARD OF DIRECTORS AND COMMITTEES

     OroAmerica maintains an Audit Committee whose current members are Mr. Massing and Mr. Rousso, and included Mr. Katz prior to his resignation as a director in March 2000. The Audit Committee's responsibilities include approving the selection and engagement of independent accountants and reviewing the plan and scope of their audit for each year, the results of the audit when completed and their fees for services performed. The Audit Committee also assists and makes recommendations to the Board of Directors in fulfilling the Board's responsibilities relating to OroAmerica's accounting, financial reporting and internal control functions and reviews and passes upon all transactions with affiliates and other persons having a material financial interest in OroAmerica. The Audit Committee met twice during fiscal 2000. The Board anticipates that Mr. Arzoian, if elected as a director, will be appointed to fill the current vacancy on the Audit Committee.

     OroAmerica maintains a Compensation Committee whose current member is Mr. Rousso, and included Mr. Katz prior to his resignation in March 2000. The Compensation Committee approves the compensation of the executive officers of OroAmerica, formulates and reviews significant compensation policies and decisions and administers OroAmerica's employee benefit plans. The Compensation Committee met four times during fiscal 2000. The Board anticipates that Mr. Arzoian, if elected as a director, will be appointed to fill the current vacancy on the Compensation Committee.

     OroAmerica's Board of Directors met five times during fiscal 2000. Each director attended at least 75% of the meetings of the Board of Directors and of any committees on which he served. OroAmerica does not maintain a nominating committee.

COMPENSATION OF DIRECTORS

     Since September 30, 1993, directors who are not employees of OroAmerica have been paid an annual fiscal year retainer of $10,000 plus $1,000 for each Board meeting attended. The same compensation arrangements will apply in fiscal 2001. All directors are reimbursed for their travel expenses incurred in attending Board or committee meetings.

     Pursuant to the provisions of the OroAmerica, Inc. 1994 Directors' Stock Option Plan, each new non-employee director, on the date of his or her election to the Board of Directors, whether elected by the stockholders or the Board of Directors, automatically will be granted a stock option to purchase 10,000 shares of common stock at an exercise price equal to the fair market value of the common stock on the date of grant. Only one grant may be made under the this plan to each non-employee director. In accordance with the provisions of this plan, assuming Mr. Arzoian is elected to the Board of Directors at the 2000 Annual Meeting, Mr. Arzoian will receive a 10,000 share option on June 8, 2000.

     On April 14, 1998, the Board of Directors adopted the Supplemental Non-Employee Directors' Stock Option Plan, which provides for automatic grants to each non-employee director of stock options to purchase 1,000 shares of common stock commencing on April 14, 1998, and continuing each time a non-employee director is re-elected to the Board of Directors following the 1998 Annual Meeting. In accordance with the provisions of this plan, on June 14, 1999, the date of their re-election to the Board at the 1999 Annual Meeting, Mr. Massing and Mr. Rousso were each granted a stock option to purchase 1,000 shares of common stock at an exercise price of $6.9375 per share, the fair market value of the common stock on the date of grant. Assuming their re-election to the Board of Directors at the 2000 Annual Meeting, Mr. Massing and Mr. Rousso will each receive an additional 1,000 share option on June 8, 2000.

                           OWNERSHIP OF COMMON STOCK

     The following table sets forth information with respect to the beneficial ownership of OroAmerica common stock as of April 28, 2000 by (i) each person who is known by OroAmerica to be the beneficial owner of more than five percent (5%) of the outstanding common stock (based on Schedules 13G filed with the Securities and Exchange Commission), (ii) each director of OroAmerica, (iii) each nominee for director of OroAmerica, (iv) the executive officers named in the Summary Compensation Table below and (v) all directors and executive officers as a group. Unless otherwise indicated, each of the entities and persons named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by it or him, except to the extent that authority is shared by spouses under applicable law.

                                                              SHARES BENEFICIALLY
                                                                    OWNED(1)
                                                              --------------------
                      NAME AND ADDRESS                         NUMBER      PERCENT
                      ----------------                        ---------    -------
Guy Benhamou................................................  3,473,560     59.30%
  443 North Varney Street, Burbank, CA 91502
Dimensional Fund Advisors Inc...............................    428,700      7.32%
  1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401
Shiu Shao...................................................    149,083      2.51%
David Rousso................................................     68,667      1.17%
David Wu....................................................     41,830         *
Claudia Hollingsworth.......................................     35,000         *
Bertram K. Massing..........................................     17,667         *
Marc Kesten.................................................      1,500         *
John Arzoian................................................          0        --
All directors and executive officers as a group (10
  persons)..................................................  3,802,307     62.75%

---------------
 *  Indicates ownership of less than one percent.

(1) Includes shares which may be purchased upon the exercise of options which are exercisable as of April 28, 2000, or become exercisable within 60 days thereafter, for the following: Mr. Shao -- 88,333 shares; Mr.
    Rousso -- 8,667 shares; Mr. Wu -- 40,000 shares; Ms. Hollingsworth -- 35,000 shares; Mr. Massing -- 13,667 shares; Mr. Kesten -- 1,500 shares; and all directors and executive officers as a group -- 202,167 shares.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes all compensation paid by OroAmerica during the fiscal years ended January 28, 2000, January 29, 1999 and January 30, 1998 to (a) OroAmerica's Chief Executive Officer and (b) OroAmerica's four other most highly paid executive officers who were serving as executive officers at the end of the fiscal year ended January 28, 2000.

                                                                LONG-TERM COMPENSATION
                                                                        AWARDS
                                      ANNUAL COMPENSATION       ----------------------
                                   --------------------------   SECURITIES UNDERLYING       ALL OTHER
   NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS        OPTIONS/SARS(1)       COMPENSATION(2)
   ---------------------------     ----   --------   --------   ----------------------   ---------------
Guy Benhamou.....................  2000   $748,094   $ 14,727               --               $7,475
  Chairman of the Board,           1999    650,000    155,141               --                7,469
  President and Chief              1998    650,000    177,434               --                7,421
  Executive Officer
Shiu Shao........................  2000    241,483     56,525          200,000                7,475
  Chief Operating Officer,         1999    231,555    103,914               --                7,469
  Chief Financial Officer          1998    230,776    108,641               --                7,421
  and Vice President
Claudia Hollingsworth............  2000    199,084     61,983           60,000                2,500
  Senior Vice President -- Sales   1999    192,794     90,373               --                3,333
                                   1998    190,395     94,330               --                3,167
David Wu.........................  2000    175,543     52,196           60,000                2,500
  Senior Vice President --         1999    161,550     78,264               --                3,333
  Manufacturing                    1998    164,931     82,264               --                3,167
Marc Kesten(3)...................  2000..  121,311     14,228               --                2,500
  General Counsel and              1999    117,014     19,623            2,500                1,980
  Assistant Secretary              1998         --         --               --                   --

---------------
(1) Number of shares of common stock underlying options granted under the Amended and Restated OroAmerica, Inc. 1998 Incentive Stock Option Plan (the "1998 Plan"). No SARs may be granted under the 1998 Plan.

(2) Consists of contributions by the Company to a defined contribution 401(k) plan for each of the named executive officers. The amounts indicated for each of Mr. Benhamou and Mr. Shao also include premiums for medical and dental insurance coverage for their dependents of $4,975 for fiscal 2000, $4,136 for fiscal 1999 and $4,254 for fiscal 1998.

(3) Mr. Kesten has been employed by OroAmerica since May 1997, and was appointed General Counsel and Assistant Secretary in June 1998.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information as of January 28, 2000, and for the fiscal year then ended, with respect to stock options granted to the individuals named in the Summary Compensation Table.

                                                                                            POTENTIAL REALIZABLE
                                             PERCENTAGE OF                                    VALUE AT ASSUMED
                                NUMBER OF        TOTAL                                      ANNUAL RATE OF STOCK
                                SECURITIES      OPTIONS                                      PRICE APPRECIATION
                                UNDERLYING    GRANTED TO     EXERCISE                        FOR OPTION TERM(3)
                                 OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   --------------------------------
             NAME               GRANTED(1)    FISCAL 2000    SHARE(2)       DATE         0%         5%         10%
             ----               ----------   -------------   ---------   ----------   --------   --------   ----------
Guy Benhamou..................        --           --              --           --          --         --           --
Shiu Shao.....................   100,000         27.6%        $7.5000      2/04/09    $244,000   $788,000   $1,792,000
                                 100,000         27.6%        $6.5625     12/15/09          --    412,750    1,045,750
Claudia Hollingsworth.........    30,000          8.3%        $7.5000      2/04/09      73,200    236,400      537,600
                                  30,000          8.3%        $6.5625     12/15/09          --    123,825      313,725
David Wu......................    30,000          8.3%        $7.5000      2/04/09      73,200    236,400      537,600
                                  30,000          8.3%        $6.5625     12/15/09          --    123,825      313,725
Marc Kesten...................        --           --              --           --          --         --           --

---------------
(1) The options were granted on February 5, 1999 and December 16, 1999, under the 1998 Plan and are subject to vesting over a three-year period, with 1/3 of the options exercisable on the first anniversary of the date of grant and an additional 1/3 of the options becoming exercisable on the second and third anniversaries of the date of grant. The vesting of the options will be accelerated upon a sale of substantially all of OroAmerica's assets, the dissolution of OroAmerica or upon a change in the controlling stockholder interest in OroAmerica resulting from a tender offer, reorganization, merger or consolidation.

(2) At the discretion of the Compensation Committee, the exercise price may be paid by delivery of shares of common stock owned by the executive and valued at the fair market value on the date of exercise, and the tax withholding obligations related to the exercise of the stock options, if any, may be satisfied by offset of the underlying shares, subject to certain conditions. The Compensation Committee retains the discretion, subject to plan limits, to modify the terms of outstanding options and to reprice the options.

(3) The potential realizable values shown under these columns represent the value of the stock options on the date of grant for those options that were granted with an exercise price less than the current market price on the date of grant and the future value of the options (net of exercise price) assuming the market price of the common stock appreciates annually by 5% and 10%. The 5% and 10% rates of appreciation are prescribed by the Securities and Exchange Commission and are not intended to forecast possible future appreciation of OroAmerica's common stock.

OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END VALUE

     The following table sets forth information for the named executive officers regarding the unexercised stock options held by them as of January 28, 2000. None of the executive officers exercised any stock options during the year ended January 28, 2000.

                                                     NUMBER OF SECURITIES
                                                    UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                        OPTIONS HELD AT           IN-THE-MONEY OPTIONS
                                                       JANUARY 28, 2000          AT JANUARY 28, 2000(1)
                                                   -------------------------    -------------------------
                      NAME                         EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
                      ----                         -------------------------    -------------------------
Guy Benhamou.....................................      --  /   --                    --  /  --
Shiu Shao........................................       53,000/202,000               $12,500/$3,125
Claudia Hollingsworth............................       23,000/ 62,000                 4,688/ 3,125
David Wu.........................................       28,000/ 62,000                12,500/ 3,125
Marc Kesten......................................        1,000/  1,500                     0/     0

---------------
(1) Based on the closing price on the Nasdaq National Market of OroAmerica common stock on that date ($6.25), minus the exercise price.

EMPLOYMENT AGREEMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     Since September 30, 1993, Mr. Benhamou has served as Chairman of the Board, Chief Executive Officer and President pursuant to an employment agreement that automatically renews for successive one-year periods unless terminated by either party. Under the terms of the agreement, Mr. Benhamou receives an annual salary of $750,000 and a bonus in an amount determined by the Compensation Committee of the Board of Directors. Mr. Benhamou also is entitled to a bonus pursuant to the 1994 Chief Executive Officer Bonus Plan approved by stockholders in July 1994. See "Compensation Committee Report on Executive Compensation". In addition to salary and bonus, OroAmerica is required to provide Mr. Benhamou with the use of an automobile and pay all expenses incurred in connection with the automobile.

     In August 1996, OroAmerica entered into agreements with Mr. Shao, Ms. Hollingsworth and Mr. Wu, which provide for payments to them in the event of a change in control of OroAmerica. Under the agreements, the executive officer will be entitled to certain payments from OroAmerica if the executive officer's employment is terminated following a change in control of OroAmerica, unless the termination is (i) because of the executive officer's death or disability, (ii) by OroAmerica for "Cause" (as defined in the agreements) or (iii) by the executive officer other than for "Good Reason" (as defined in the agreements). The agreement with Mr. Shao provides for a payment of three times the average of his annual salary and bonus for the three fiscal years immediately preceding the change in control, reduced to the extent necessary to prevent the payments made to Mr. Shao from exceeding the limits imposed by Section 280G of the Internal Revenue Code of 1986. The agreements with Ms. Hollingsworth and Mr. Wu provide for a payment of $150,000. No termination benefit is required to be paid if the executive officer's employment terminates prior to a change in control. In addition, the agreements may now be terminated by OroAmerica at any time.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors was established on September 30, 1993, and currently consists of Mr. Rousso, who is a non-employee director, and included Mr. Katz prior to his resignation as a director in March 2000. The Compensation Committee sets OroAmerica's compensation policies applicable to executive officers and administers OroAmerica's bonus plans and stock option plans. The Compensation Committee does not administer the 1994 Directors' Stock Option Plan or the Supplemental Non-Employee Directors' Stock Option Plan, both of which are administered by the Board. The Compensation Committee has prepared the following report for inclusion in this Proxy Statement.

  Compensation Policy for Executive Officers

     The policy of the Compensation Committee is to provide each executive officer current cash compensation that is reasonable and consistent with OroAmerica's size, industry and performance, and long-term incentive compensation, in the form of stock options, based on the increase in value of OroAmerica's common stock. In addition to salary, current cash compensation includes a bonus based in part on OroAmerica's current annual performance and in part on the executive's individual performance.

  Compensation of Chief Executive Officer

     Since the completion of OroAmerica's initial public offering in September 1993, Mr. Benhamou's salary has been fixed by his employment agreement. Effective February 1, 1999, Mr. Benhamou's salary was increased from $650,000 per year to $750,000 per year, the first increase in Mr. Benhamou's salary since 1993. Mr. Benhamou also is entitled under the contract to a bonus determined by the Board of Directors or the Compensation Committee in its discretion. The Board has delegated this responsibility to the Compensation Committee.

     In keeping with the Compensation Committee's objective of rewarding executive officers based on corporate performance, and in order to assure the deductibility to OroAmerica of amounts paid to Mr. Benhamou, in March 1994, the Compensation Committee adopted the 1994 Chief Executive Officer Bonus Plan (the "BONUS PLAN"), which was approved by stockholders in July 1994. The Bonus Plan provides for the payment to Mr. Benhamou of an annual bonus based on a percentage of the amount by which income before income taxes (before the payment of Mr. Benhamou's bonus) ("PRETAX INCOME") for the applicable year exceeds $5.0 million, calculated as follows: 2% of Pretax Income in excess of $5.0 million up to $8.0 million; plus 4% of Pretax Income in excess of $8.0 million up to $15.0 million; plus 6% of Pretax Income in excess of $15.0 million. A bonus of $14,727 was paid to Mr. Benhamou pursuant to the Bonus Plan for fiscal 2000.

     Mr. Benhamou has not been awarded any stock options by OroAmerica, although he is eligible to participate in OroAmerica's option plans. Mr. Benhamou also participates in OroAmerica's defined contribution plan.

  Compensation of Other Executive Officers

     For fiscal 2000, compensation paid to OroAmerica's executive officers other than Mr. Benhamou consisted of a base salary, bonuses and contributions to a defined contribution plan. The base salaries of executive officers other than Mr. Benhamou for fiscal 2000 were determined by the Compensation Committee, based on Mr. Benhamou's recommendations. In determining salaries, Mr. Benhamou and the Compensation Committee considered available information about the pay scales of other companies in the jewelry industry. The Compensation Committee believes that the salaries of these executive officers are comparable to the salaries of executives with similar experience and responsibilities in the jewelry industry.

     Bonuses to executive officers other than Mr. Benhamou are awarded pursuant to OroAmerica's Executive/Key Employee Bonus Plan, which was adopted based on the recommendations of a compensation consulting firm. Under this plan, participating executives and key employees may receive a cash bonus calculated as a percentage of their base salary, with the applicable percentage determined by reference to the income before income taxes of OroAmerica for the applicable fiscal year and individual performance measures which are intended to recognize individual contributions as reflected by the level of the executive's responsibilities, his or her effectiveness in overseeing the matters under his or her supervision and the degree to which he or she has contributed to the accomplishment of major corporate goals. For each of the named executive officers, 50% of the bonus is based on company performance, and 50% of the bonus is based on individual performance. For certain other executive officers, the bonus is based 25% on company performance and 75% on individual performance. For the fiscal year ended January 28, 2000, the income before income taxes targets and the individual performance measures were determined by the Compensation Committee, based on Mr. Benhamou's recommendations.

  Stock Option Plan

     OroAmerica's stock option program provides additional incentives to key employees to maximize stockholder value and provides a link between the interests of senior managers and stockholders. By utilizing vesting periods, the option program encourages key employees to remain in the employ of OroAmerica and provides a long-term perspective to the compensation available under the option program. The Compensation Committee determines the number of option shares to be granted to each participating employee based upon his or her level of responsibility, a review of OroAmerica's overall performance and prior grants. Stock options to purchase a total of 320,000 shares of common stock were awarded to three executive officers during fiscal 2000, including a 30,000 share stock option to each of Ms. Hollingsworth and Mr. Wu, and a 100,000 share stock option to Mr. Shao, each with an exercise price below the current market price on the date of grant. The lower exercise price was consistent with market conditions on the effective date of the officer's appointment to additional executive offices at OroAmerica, rather than the current market price of the common stock on the date of grant.

  Internal Revenue Code Provisions

     The Compensation Committee will continue to consider the anticipated tax treatment to OroAmerica regarding the compensation and benefits paid to the Chief Executive Officer and the four other most highly compensated executive officers of OroAmerica in light of the 1993 additions to Section 162(m) of the Internal Revenue Code of 1986, ("SECTION 162(m)"). The Compensation Committee from time to time will consider amendments to OroAmerica's compensation programs necessary to preserve the deductibility of all compensation paid by OroAmerica which is subject to Section 162(m). While OroAmerica does not expect to pay its executive officers compensation in fiscal 2001 in excess of the Section 162(m) deductibility limit, the Board of Directors and the Compensation Committee retain discretion to authorize the payment of compensation that does not qualify for income tax deductibility under Section 162(m).

                       Ronald A. Katz       David Rousso

PERFORMANCE GRAPH

     The following graph compares the cumulative stockholder return on OroAmerica common stock from January 27, 1995 through January 28, 2000, based on the market price of the common stock, with the cumulative total return of the Nasdaq Market Value Index and the Media General Recreational Goods -- Other Index. The graph assumes that the value of the investment in OroAmerica common stock and each index was $100 on January 27, 1995 and that all dividends, if any, were reinvested. The comparisons in this table are not intended to forecast or be indicative of possible future price performance.

        COMPARISON OF CUMULATIVE STOCKHOLDER RETURN OF OROAMERICA, INC., NASDAQ MARKET VALUE INDEX AND MEDIA GENERAL RECREATIONAL GOODS -- OTHER INDEX

                            [OROAMERICA, INC. GRAPH]

       ASSUMES $100 INVESTED ON JAN. 27, 1995 ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING JAN. 28, 2000

              COMPARISON OF CUMULATIVE TOTAL RETURN OF ONE OR MORE COMPANIES, PEER GROUPS, INDUSTRY INDEXES AND/OR BROAD MARKETS

                                                          FISCAL YEAR ENDING
                                 ---------------------------------------------------------------------
     COMPANY/INDEX/MARKET        1/27/1995   2/02/1996   1/31/1997   1/30/1998   1/29/1999   1/28/2000
     --------------------        ---------   ---------   ---------   ---------   ---------   ---------
OroAmerica Inc.                   100.00       67.59       70.37       69.44      148.15       92.59
NASDAQ Market Index               100.00      140.02      184.26      217.04      338.74      506.71
MG Group Index                    100.00      117.52       95.15       98.69      126.33      128.66

                              CERTAIN TRANSACTIONS

     In August 1998, OroAmerica loaned $190,000 to Mr. Shao to assist him in exercising an incentive stock option which was about to expire. The loan is evidenced by a full recourse promissory note issued by Mr. Shao, is due and payable in a lump sum in August 2001 and bears interest at 7.35% per annum. In addition, the loan is secured by a security interest in the 60,750 shares of common stock purchased by Mr. Shao upon the exercise of the stock option, and is due in full upon the termination of Mr. Shao's employment with OroAmerica for any reason, including termination without cause.

                     RATIFICATION OF SELECTION OF AUDITORS

     The Board of Directors has selected the accounting firm of PricewaterhouseCoopers LLP to serve as independent auditors for the current fiscal year, subject to ratification by the stockholders. PricewaterhouseCoopers LLP has served as OroAmerica's independent auditors since 1983.

     The Board of Directors recommends a vote "FOR" ratification of this selection. Stockholder ratification of the selection of auditors is not required under the laws of the State of Delaware, but the Board has determined to ascertain the position of the stockholders on the selection. The Board of Directors will reconsider the selection if it is not ratified by the stockholders.

     It is anticipated that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and these representatives will be given the opportunity to make a statement, if they so desire, and to answer appropriate questions.

                                 MISCELLANEOUS

STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2001 Annual Meeting of Stockholders must be received by OroAmerica by January 11, 2001 to be considered by OroAmerica for inclusion in OroAmerica's proxy statement and form of proxy relating to that meeting. These proposals should be directed to the attention of the Secretary, OroAmerica, Inc., 443 North Varney Street, Burbank, California 91502.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires OroAmerica's executive officers and directors, and persons who own more than ten percent of a registered class of OroAmerica's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish OroAmerica with copies of all
Section 16(a) forms they file.

     Based solely on a review of the copies of these forms furnished to OroAmerica, or written representations that no Forms 5 were required, OroAmerica believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten-percent beneficial owners were complied with during fiscal 2000.

OTHER MATTERS

     Neither OroAmerica nor any of the persons named as proxies knows of any matters to be voted on at the Annual Meeting other than as described in this Proxy Statement. However, if any other matters are properly presented at the meeting, it is the intention of the persons named as proxies to vote in accordance with their judgment on such matters, subject to direction by the Board of Directors.

     The 2000 Annual Report to Stockholders accompanies this Proxy Statement, but is not to be deemed a part of the proxy soliciting material.

     WHILE YOU HAVE THE MATTER IN MIND, PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD.

4830-PS-00

                                OROAMERICA, INC.

                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
            ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 8, 2000

        The undersigned, revoking any previous proxies for such stock, hereby appoints Guy Benhamou and Shiu Shao, and each of them, proxies of the undersigned with full power of substitution to each, to vote all shares of common stock of OROAMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of OroAmerica, Inc., to be held on June 8, 2000, and all postponements or adjournments thereof, with all the power the undersigned would possess if personally present, with authority to vote (i) as specified by the undersigned below and (ii) in the discretion of any proxy upon such other business as may properly come before the meeting.

Vote this proxy as follows:

        1.     Election of directors:

   FOR THE NOMINEES LISTED BELOW  [ ]               WITHHOLD VOTE [ ]
   (except as marked to the contrary below)         (for all nominees)

        Guy Benhamou, Shiu Shao, Bertram K. Massing, David Rousso and John
Arzoian

INSTRUCTION: TO WITHHOLD VOTE FOR A NOMINEE, MARK THROUGH THE NOMINEE'S NAME IN THE ABOVE LIST.

        2. Proposal to ratify the selection of PricewaterhouseCoopers LLP as independent auditors:

        FOR [ ]               AGAINST [ ]                  ABSTAIN [ ]

THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE NOMINEES OF THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF AUDITORS AND OTHERWISE IN THE DISCRETION OF ANY OF THE PERSONS ACTING AS PROXIES.

IMPORTANT: Please date this proxy and sign exactly as your name or names appear hereon. If stock is held jointly, each should sign. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full title(s). If this proxy is submitted to a corporation or partnership, it should be executed in the full corporate or partnership name by a duly authorized person.

Dated:                , 2000
      ----------------                  ---------------------------------------

                                        ---------------------------------------
                                        (Signature of stockholder)

                                        IMPORTANT: PLEASE SIGN PROXY EXACTLY AS
                                        YOUR NAME OR NAMES APPEAR HEREON.